EXHIBIT 99.1

July 26, 2007

Dow Reports Second Quarter Results
Company Delivers Record Quarterly Sales and Solid Earnings
And Overcomes Unprecedented Surge in Feedstock and Energy Costs

Second Quarter of 2007 Highlights

•                  Sales for the quarter set a new Company record, rising 6 percent from the same period last year to exceed $13 billion for the first time in Dow’s history.

•                  Earnings were $1.07 per share, up from $1.05 per share in the same period last year.

•                  Equity earnings for the quarter increased to $258 million, up 11 percent from the same period in 2006, with strong year-over-year improvements from OPTIMAL, MEGlobal and EQUATE.

•                  Solid cash flow in the quarter supported investment in organic growth and acquisitions, as well as $400 million in share repurchases.

•                  Purchased feedstock and energy costs surged by almost $700 million compared with the first three months of the year — the highest ever sequential increase. Year over year, costs increased by more than $550 million.

•                  Strong volume increases in Asia Pacific, Latin America and most operating segments in Europe offset continued weakness in the North American housing and automotive sectors.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“We have a very clear strategy, with well-defined priorities, which we are executing with discipline to deliver strong financial results for the Company. During the quarter, our global strength, diverse business portfolio, focus on price/volume management and commitment to joint ventures combined to overcome an unprecedented rise in feedstock and energy costs.”

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except per share amounts)	2007	2006	2007	2006
Net Sales	$13,265	$12,509	$25,697	$24,529
Net Income	$1,039	$1,023	$2,012	$2,237
Earnings per Common Share	$1.07	$1.05	$2.07	$2.29

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) reported a new sales record of $13.3 billion for the second quarter of 2007, 6 percent higher than the same period in 2006.

Net income for the quarter was $1,039 million and earnings per share were $1.07, both up 2 percent from the second quarter a year ago.

Volume held steady in the quarter. Strong increases in Asia Pacific, Latin America and most operating segments in Europe offset continued weakness in the North American housing and automotive sectors and the impact of a major planned turnaround that significantly reduced volume for Hydrocarbons and Energy in Europe. The Performance segments saw healthy demand growth, year over year.  And price increased 6 percent, with improvements in all geographic regions and across virtually all businesses.

Feedstock and energy costs rose sharply in the second quarter of 2007, increasing by more than $550 million compared with the same period last year. Sequentially, the surge was the largest on record — with second quarter costs $700 million higher than in the first three months of the year. Aggressive price/volume management across Dow’s diverse geographic and business portfolio played a key role in addressing this challenge.

Joint ventures once again made a significant contribution, as equity earnings rose 11 percent compared with the same quarter last year to $258 million, with strong year-over-year improvements from OPTIMAL, MEGlobal and EQUATE.

And Dow’s financial discipline contributed to solid cash flow in the quarter, supporting investment in organic growth and acquisitions, as well as $400 million in share repurchases — reflecting the Company’s commitment to balance the use of cash between growth and shareholder remuneration.

“We have a very clear strategy, with well-defined priorities, which we are executing with discipline to deliver strong financial results for the Company,” said Andrew N. Liveris, Dow’s chairman and chief executive officer.

“During the quarter, our global strength, diverse business portfolio, focus on price/volume management and commitment to joint ventures combined to overcome an unprecedented rise in feedstock and energy costs.

“In addition, we continued to invest in exciting new joint ventures, such as the recently announced Dow Crystalsev project in Brazil, in our Performance businesses with acquisitions like Wolff Walsrode, and in strong organic growth programs — implementing a strategy that can deliver a consistent earnings growth profile through the years ahead.”

Performance Plastics

In the Performance Plastics segment, sales for the second quarter were $3.7 billion, an increase of 9 percent compared with the same period in 2006. Volume was up 2 percent, as robust demand in Asia Pacific, Europe and Latin America more than offset declines in both North America and the India, Middle East and Africa (“IMEA”) region. Price increased 7 percent, with improvements in every geographic region and across all businesses. In Dow Automotive, although U.S. demand declined significantly compared with the same quarter last year, overall volume showed a marked increase, outpacing growth of 4 percent in global vehicle production. On the one hand, this highlights Dow’s continued efforts to build its position with non-U.S. original equipment manufacturers around the world; on the other, it reflects long-term relationships with several U.S. customers that are now strengthening their own presence in regions outside the United States. In Dow Building Solutions, changes to European building regulations spurred strong demand for insulation materials across the region, although this was not sufficient to offset lower volumes in North America, where new housing construction continued to face a significant challenge. The Polyurethane and Polyurethane Systems business reported increases in both price and volume, with particular strength in downstream systems applications — including refrigerated transport, pipeline insulation and household appliances. Compared with the same quarter last year, results for the business were also favorably impacted by the acquisition of Hyperlast polyurethane systems in the second quarter of this year and the formation of the Dow Izolan joint venture in Russia last year. And Specialty Plastics and Elastomers achieved a quarterly sales record, driven by solid results in Wire and Cable and in Elastomers and Plastomers, where ENGAGE™ and NORDEL™ elastomers continue to gain acceptance with customers worldwide. Second quarter EBIT1 for the segment was $382 million, down 7 percent compared with the same quarter in 2006.

(1)             Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

®TM    Trademark of The Dow Chemical Company  or an affiliated company of Dow.

Performance Chemicals

Sales in the Performance Chemicals segment were $2.1 billion, 5 percent higher than $2.0 billion in the same period last year. Volume improved 2 percent, as strong growth in Asia Pacific and steady demand in Latin America and Europe more that offset a downturn in both North America and IMEA. Price was 3 percent higher, with increases in all geographic regions outside North America. Within the Designed Polymers business, Dow Water Solutions reported healthy year-over-year improvements in volume arising from the acquisition of Zhejiang Omex Environmental Engineering last July. Sales of Omex components to customers outside China continue to gather momentum. In addition, the business again reported robust demand for both ion exchange resins and FILMTEC™ membranes for use in water treatment and remediation applications. Designed Polymers also posted an increase in Water Soluble Polymers volume, reflecting good demand from the personal care and construction sectors, and in Biocides, which strengthened its position in the oil drilling industry. The Specialty Chemicals business reported healthy volume improvements, with very strong growth in Asia Pacific and solid demand from the construction, agricultural chemicals and personal care sectors. Dow Latex saw volumes fall, with highly competitive industry conditions for coated paper and carpet, and sluggish demand for architectural coatings in North America. Equity earnings in the Performance Chemicals segment declined by 10 percent compared with the same quarter in 2006, as a significant improvement at OPTIMAL was offset by lower earnings from Dow Corning, which benefited last year from a favorable tax settlement during the quarter. Excluding this settlement, Dow Corning’s results continued to show very strong improvement. Performance Chemicals reported EBIT of $294 million, down 19 percent from $362 million a year ago.

Agricultural Sciences

The Agricultural Sciences segment posted a new quarterly sales record of $1.1 billion, continuing the momentum of an excellent first quarter and climbing more than 13 percent from $962 million in the same period last year. Volume increased 11 percent, reflecting substantial improvements in North America, Asia Pacific, Europe and Latin America. Price improved 2 percent, as a double-digit increase in Latin America and a modest rise in Europe more than offset some softness in North America. Volume in Latin America was particularly strong, driven by continued recovery in Brazil, where solid demand in soybean and corn applications, coupled with growth in sugar cane for ethanol production, created robust demand across the product portfolio. The business continued to reap the benefit of its healthy oils platform, with U.S.-based CKE Restaurants announcing that Carl’s Jr. and Hardee’s restaurants are converting to Omega-9 trans fat free oil. Sales of spinosad insecticide products were particularly strong in the second quarter, as the business continued to see increased demand in Brazil and new registrations for fruit and vegetable applications in Europe and South Asia. Second quarter EBIT for Agricultural Sciences increased by 29 percent compared with the same period in 2006, up from $161 million to $208 million.

Basic Plastics

Basic Plastics sales rose 6 percent in the second quarter, from $3.0 billion in 2006 to $3.2 billion in 2007. Price was up 7 percent, while volume declined slightly, reflecting the impact of last year’s permanent plant shutdowns in Canada and the sale of the Company’s Safripol business in South Africa. Polyethylene reported increased prices in all geographic regions outside North America, mitigating the impact of a significant increase in feedstock and energy costs. The business also saw strong volume growth in Asia Pacific and Europe, offsetting a fall in demand in North America. The Polystyrene business achieved double-digit price increases across every region, as the business focused on countering marked increases in the cost of benzene, which rose to record levels during the quarter. Polystyrene demand in Asia Pacific was very strong, especially for refrigerator, printer and air conditioner applications, but elsewhere year-over-year volumes were down as the business focused on retaining margins. Equity earnings in the second quarter increased by more than 30 percent compared with the same period last year, largely reflecting last year’s turnaround at EQUATE. Second quarter EBIT for the Basic Plastics segment was $529 million, a year-over-year increase of 7 percent compared with the same period in 2006.

Basic Chemicals

Second quarter sales in the Basic Chemicals segment rose 3 percent compared with a year ago, from $1.4 billion to $1.5 billion. Volume remained flat, as double-digit growth in Europe helped offset declines in all other regions, while price improved 3 percent, with increases in every geography except Latin America. Caustic soda price declined from a year ago, with improvements in Europe unable to offset lower prices in the Americas.  Both price and volume declined for vinyl chloride monomer, principally in North America where weakness in residential construction impacted industry demand. In Ethylene Oxide / Ethylene Glycol, the business reported double-digit price increases compared with the same quarter of 2006, reflecting good industry demand, particularly from the fabrics industry and the beverage sector. And Solvents and Intermediates achieved significant year-over-year improvements in both price and volume, with revenues up by more than 20 percent in all regions except North America, as demand for butanol derivatives in coating applications remained strong. Compared with the same period a year ago, equity earnings more than doubled, due to robust performances at MEGlobal, EQUATE and OPTIMAL. Basic Chemicals reported EBIT for the second quarter of $165 million, down 25 percent compared with $219 million in the second quarter of last year.

Outlook

Commenting on the Company’s outlook, Liveris said, “We expect global GDP to remain healthy, as the U.S. economy stabilizes and growth around the world continues to be strong.

“We anticipate solid demand through the third quarter, although Agricultural Sciences is likely to see a typical seasonal decline. Feedstock and energy costs are expected to remain relatively high and volatile through this quarter.  Our performance through the first half of the year reinforces our view that our strategy is working and that we will continue to deliver strong results for the Company and for its shareholders.”

Up-coming webcasts

•                  Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of innovation, science and technology to constantly improve what is essential to human progress. The Company offers a broad range of products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $49 billion and employs 43,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements   (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts (Unaudited)	2007	2006	2007	2006
Net Sales	$13,265	$12,509	$25,697	$24,529
Cost of sales	11,398	10,624	22,003	20,427
Research and development expenses	320	287	622	565
Selling, general and administrative expenses	477	402	895	790
Amortization of intangibles	18	12	29	24
Restructuring credit	(4)	—	(4)	—
Equity in earnings of nonconsolidated affiliates	258	232	532	400
Sundry income - net	123	53	192	83
Interest income	33	38	73	80
Interest expense and amortization of debt discount	129	151	275	307
Income before Income Taxes and Minority Interests	1,341	1,356	2,674	2,979
Provision for income taxes	277	310	612	694
Minority interests’ share in income	25	23	50	48
Net Income Available for Common Stockholders	$1,039	$1,023	$2,012	$2,237
Share Data
Earnings per common share - basic	$1.09	$1.06	$2.10	$2.32
Earnings per common share - diluted	$1.07	$1.05	$2.07	$2.29
Common stock dividends declared per share of common stock	$0.420	$0.375	$0.795	$0.75
Weighted-average common shares outstanding - basic	954.8	963.5	959.0	965.7
Weighted-average common shares outstanding - diluted	968.0	975.6	971.7	978.2
Depreciation	$474	$471	$940	$926
Capital Expenditures	$462	$407	$792	$698

Notes to the Consolidated Financial Statements:

Note A:            The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

	June 30,	Dec. 31,
In millions (Unaudited)	2007	2006
Assets
Current Assets
Cash and cash equivalents	$1,976	$2,757
Marketable securities and interest-bearing deposits	79	153
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2007: $114; 2006: $122)	6,028	4,988
Other	3,276	3,060
Inventories	6,497	6,058
Deferred income tax assets - current	173	193
Total current assets	18,029	17,209
Investments
Investment in nonconsolidated affiliates	2,849	2,735
Other investments	2,288	2,143
Noncurrent receivables	266	288
Total investments	5,403	5,166
Property
Property	45,328	44,381
Less accumulated depreciation	31,433	30,659
Net property	13,895	13,722
Other Assets
Goodwill	3,686	3,242
Other intangible assets (net of accumulated amortization - 2007: $659; 2006: $620)	511	457
Deferred income tax assets - noncurrent	3,564	4,006
Asbestos-related insurance receivables - noncurrent	693	725
Deferred charges and other assets	1,134	1,054
Total other assets	9,588	9,484
Total Assets	$46,915	$45,581

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$285	$219
Long-term debt due within one year	1,393	1,291
Accounts payable:
Trade	4,185	3,825
Other	1,871	1,849
Income taxes payable	771	569
Deferred income tax liabilities - current	246	251
Dividends payable	422	382
Accrued and other current liabilities	2,124	2,215
Total current liabilities	11,297	10,601
Long-Term Debt	7,966	8,036
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	805	999
Pension and other postretirement benefits - noncurrent	3,250	3,094
Asbestos-related liabilities - noncurrent	1,071	1,079
Other noncurrent obligations	3,307	3,342
Total other noncurrent liabilities	8,433	8,514
Minority Interest in Subsidiaries	389	365
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	803	830
Retained earnings (includes cumulative effect of adopting FIN No. 48 of $(290))	17,940	16,987
Accumulated other comprehensive loss	(1,986)	(2,235)
Treasury stock at cost	(1,380)	(970)
Net stockholders’ equity	17,830	17,065
Total Liabilities and Stockholders’ Equity	$46,915	$45,581

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2007	2006	2007	2006
Sales by operating segment
Performance Plastics	$3,742	$3,442	$7,271	$6,935
Performance Chemicals	2,071	1,968	4,073	3,854
Agricultural Sciences	1,091	962	2,127	1,923
Basic Plastics	3,180	2,986	6,074	5,783
Basic Chemicals	1,455	1,416	2,726	2,784
Hydrocarbons and Energy	1,623	1,654	3,235	3,074
Unallocated and Other	103	81	191	176
Total	$13,265	$12,509	$25,697	$24,529
EBIT(1) by operating segment
Performance Plastics	$382	$412	$823	$1,138
Performance Chemicals	294	362	606	663
Agricultural Sciences	208	161	490	377
Basic Plastics	529	493	1,056	969
Basic Chemicals	165	219	299	373
Hydrocarbons and Energy	(1)	2	(1)	—
Unallocated and Other	(140)	(180)	(397)	(314)
Total	$1,437	$1,469	$2,876	$3,206
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$14	$26	$40	$47
Performance Chemicals	104	115	209	184
Agricultural Sciences	—	—	—	—
Basic Plastics	48	36	102	62
Basic Chemicals	80	35	155	63
Hydrocarbons and Energy	12	20	27	42
Unallocated and Other	—	—	(1)	2
Total	$258	$232	$532	$400

(1)             The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
EBIT	$1,437	$1,469	$2,876	$3,206
+ Interest income	33	38	73	80
- Interest expense and amortization of debt discount	129	151	275	307
- Provision for income taxes	277	310	612	694
- Minority interests’ share in income	25	23	50	48
Net Income Available for Common Stockholders	$1,039	$1,023	$2,012	$2,237

Sales Volume and Price by Operating Segment

	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	2%	7%	9%	(1)%	6%	5%
Performance Chemicals	2%	3%	5%	3%	3%	6%
Agricultural Sciences	11%	2%	13%	10%	1%	11%
Basic Plastics	(1)%	7%	6%	1%	4%	5%
Basic Chemicals	—	3%	3%	(2)%	—	(2)%
Hydrocarbons and Energy	(11)%	9%	(2)%	(3)%	8%	5%
Total	—	6%	6%	—	5%	5%

The Dow Chemical Company and Subsidiaries

Sales by Geographic Area

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2007	2006	2007	2006
Sales by geographic area(1)
North America	$5,418	$5,253	$10,039	$10,606
Europe	4,674	4,328	9,475	8,325
Asia Pacific	1,543	1,333	2,947	2,501
Latin America	1,334	1,206	2,622	2,378
India, Middle East and Africa	296	389	614	719
Total	$13,265	$12,509	$25,697	$24,529

(1)             Beginning with this earnings release, the Company is providing a more detailed breakdown of its sales by geographic area. In past releases, the breakdown included sales to customers in the United States, Europe (which included the Middle East and Africa) and Rest of World (which included the Indian subcontinent). With the new breakdown, sales to customers in the Indian subcontinent, the Middle East and Africa are reported together on a separate line, and sales to customers in Europe for prior periods have been adjusted to reflect the realignment. North America includes sales to customers in the United States and Canada.

Sales Volume and Price by Geographic Area

	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	2%	1%	3%	(4)%	(1)%	(5)%
Europe	(2)%	10%	8%	3%	11%	14%
Asia Pacific	8%	8%	16%	9%	9%	18%
Latin America	4%	7%	11%	6%	4%	10%
India, Middle East and Africa	(30)%	6%	(24)%	(21)%	6%	(15)%
Total	—	6%	6%	—	5%	5%